EXHIBIT 10.1

SECURED LOAN AGREEMENT

This SECURED LOAN AGREEMENT dated as of October 30, 2009 (the “Date”), is entered into by and between Elecsys Corporation, a Kansas corporation (“Borrower”) and UMB Bank, N.A., a national banking association (“Lender”).

RECITALS

WHEREAS, the City of Olathe has issued certain industrial revenue bonds to finance Borrower’s real estate property in Olathe, and Bank Midwest currently holds the bonds entitled Tax Exempt Industrial Revenue Bonds (DCI, Inc. Project) Series 2006A in the original principal amount of $3,680,000 (the “Series A Bonds”).

WHEREAS, DCI, Inc. currently holds the bonds entitled Tax Exempt Industrial Revenue Bonds (DCI, Inc. Project) Series 2006D in the original amount of $820,000 (the “Series D Bonds”);

WHEREAS, the Borrower has requested the Lender to extend revolving credit in the amount of Six Million Dollars ($6,000,000) for working capital and other general business purposes; and

WHEREAS, the Lender is willing to extend such credit facility to the Borrower on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Borrower and the Lender hereby agree as follows:

ARTICLE I
DEFINITIONS

 1.01.           Definitions.  For all purposes of this Agreement, unless the context otherwise requires, the terms defined below shall have the respective meanings hereinafter specified.

“Accounts” means and includes all of the Borrower’s now owned or hereafter acquired accounts as defined in the UCC and (whether included in such definition) accounts receivable, and proceeds and all rights, securities, and guarantees with respect to the foregoing.

“Account Debtor” means the person or entity obligated on an Account, chattel paper or general intangible.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other person or entity, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

“Agreement” and such terms as “herein,” “hereof,” “hereto,” “hereby,” and “hereunder” and the like, means and refers to this Secured Loan Agreement, together with any and all schedules and exhibits attached hereto, and any and all supplements, modifications and amendments hereof.

“Authorized Officer” means any officer or officers of Borrower the authority of whom to perform acts to be performed only by an Authorized Officer under this Agreement is evidenced to the Lender by a certified copy of an appropriate resolution of the governing body of Borrower.

“Bond Pledge Agreement” has the meaning set forth in Section 3.01 hereof.

“Borrower” means Elecsys Corporation.

“Borrowing Base” means, as determined by the Lender from time to time, for the Borrower, the sum of (i) 80% of the aggregate amount of Qualified Accounts, plus (ii) fifty percent (50%) of the aggregate amount of Qualified Inventory up to Three Million Dollars ($3,000,000).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B attached hereto.

“Business Day” means a day other than a Saturday, a Sunday, or a day on which commercial banks in Missouri are required or authorized to close.

“Capital Asset” means any property of a kind subject to an allowance for depreciation or amortization under the Code or which is otherwise considered a Capital Asset GAAP.

“Capital Expenditures” means, for any period, all payments and expenditures during such period for the acquisition, purchase, alteration or improvement of any Capital Asset and shall include, without limitation, all Capital Expenditures determined in accordance with GAAP.

“Closing Date” means the date set forth in the Preamble hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral” means all business assets of the Borrower, now owned or hereafter acquired by the Borrower, including without limitation, Accounts and Inventory.

“Compliance Certificate” means a certificate in the form of Exhibit A attached hereto.

“Debt” means all indebtedness of any and every kind or nature whatsoever, as determined in accordance with GAAP, whether heretofore or hereafter owing, arising, due or payable by a Person to any other Person or entity and however evidenced, created, incurred, acquired or owing.

“Default” means any event specified in Article VIII hereof which is not initially an Event of Default but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

“EBITDA” of the Borrower for any period means the pre-tax income of the Borrower for such period, plus Interest Expense, depreciation and amortization.

“Environmental Laws” means any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the environment or Hazardous Materials or any activity involving Hazardous Materials, all as previously and in the future may be amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning set forth in Article VIII hereof.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, body, commission, court or department thereof, whether federal, state, local or foreign.

“Hazardous Materials” means, but is not limited to, any substance, chemical, material or waste (a) the presence of which causes a nuisance or trespass of any kind; (b) which is regulated by any federal, state or local governmental authority because of its toxic, flammable, corrosive, reactive, carcinogenic, mutagenic, infectious, radioactive, or other hazardous property or because of its effect on the environment, natural resources or human health and safety, including, but not limited to, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives; or (c) which is designated, classified, or regulated as being a hazardous or toxic substance, material, pollutant, waste (or a similar such designation) under any federal, state or local law, regulation or ordinance, including under any Environmental Law such as the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), or the Clean Air Act (42 U.S.C. §7401 et seq.).

“Interest Expense” of any Person for any period means the aggregate amount of interest accrued during the period in question by such Person on all indebtedness for borrowed money, as determined and in accordance with GAAP.

“Inventory” means and includes all of the Borrower’s now owned and hereafter acquired inventory (as defined in the UCC), including, without limitation, raw materials, raw material packaging, sub-assemblies, work in process and finished goods, and all returned or repossessed goods now, or hereafter, in the possession or under the control of the Borrower, and all documents of title or documents representing the same.

“Lender” means UMB Bank, N.A., and any successors and assigns thereof.

“Lien” means any lien, mortgage, pledge, security interest, charge encumbrance or governmental levy or assessment of any kind whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security, charge or encumbrance.

“Loan Documents” means this Agreement, the Note, the Security Agreement and any other documents or instruments now, previously or hereafter executed and delivered by or on behalf of Borrower to Lender as required by Lender to further evidence, govern or secure the Obligations, and shall be deemed to include all modifications and amendments thereof, if any.

“Loans” means all Revolving Credit Loans.

“Multi-Employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA affiliate or to which Borrower or any ERISA affiliate has contributed in the past or currently contributes.

“Net Income” of any Person for any period means the net income of such Person for such period after deducting from its revenues all operating expenses, provisions for taxes and reserves and all other proper deductions, all determined in accordance with GAAP; provided, however, that in computing such net income (or deficit), there shall be excluded therefrom (a) any write-up of any asset; and (b) aggregate net gain or loss during such period arising from extraordinary or nonrecurring transactions.

“Note(s)” means the Secured Revolving Credit Note dated the date hereof and all extensions, renewals and modifications thereof and replacements therefore.

“Obligations” means (i) all obligations of Borrower to Lender of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, hereunder or on account of the Revolving Credit Loans, including without limitation, the Note, as now in effect or hereafter modified or amended; (ii) all other obligations arising under the Loan Documents including without limitation, performance of all terms and provisions of the Loan Documents and all costs of collection and enforcement of any and all of the Loan Documents, including (to the extent permitted by applicable law), reasonable attorneys’ fees and expenses (including the allocable expenses and fees of attorneys employed by Lender); and (iii) all other obligations and liabilities of Borrower to Lender, whether now existing or hereafter arising, of any type or nature, whether direct or indirect, absolute or contingent, due or to become due.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering any officers or employees of the Borrower.

“Permitted Lien” has the meaning set forth in Section 6.01 hereof.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or any other legal entity or organization, including a Governmental Authority.

“Prime Rate” means the per annum rate of interest published from time to time as the U.S. Prime Rate in the U.S. edition of The Wall Street Journal.

“Qualified Accounts” means all of the Borrower’s Accounts which contain selling terms and conditions reasonably acceptable to Lender.  The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits and offsets of any nature.  Unless otherwise agreed to by Lender in writing, Qualified Accounts do not include:

(1)           Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with, the Borrower or its equity owners, officers or directors;

(2)           Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;

(3)           Accounts which are subject to dispute, counterclaim or setoff;

(4)           Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor;

(5)           Accounts with respect to which Lender, in its reasonable discretion, deems creditworthiness or financial condition of the Account Debtor to be unsatisfactory;

(6)           Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including is payrolls) as such debts become due; or

(7)           Accounts which have not been paid in full within ninety (90) days from the invoice date.

“Qualified Inventory” means all of the Borrower’s Inventory of raw materials and finished goods, EXCEPT:

(1)           Any such Inventory owned by the Borrower which is not free and clear of all security interests, liens, encumbrances and claims of third parties except liens, the priority of which is subordinated to the priority of Lender’s liens in the Inventory; and

(2)           Any such Inventory which Lender in its reasonable discretion, deems to be obsolete, unsaleable, damaged, defective or unfit for further processing.

“Revolving Credit Commitment” means $6,000,000.

“Revolving Credit Loan” means each loan made or established pursuant to Section 2.01 hereof.

“Revolving Credit Maturity Date” means October 30, 2011.

“Security Agreement” means the Security Agreement dated the date hereof in favor of Lender.

“Series A Bonds” means the bonds set forth in the Recitals hereof.

“Series D Bonds” means the bonds set forth in the Recitals hereof.

“Tangible Net Worth” means with respect to any Person at any date, such Person’s equity ownership minus the aggregate of any treasury stock or similar equity, any intangible assets and goodwill and any obligations due from stockholders, members, employees and/or affiliates.

“UCC” means the Uniform Commercial Code in effect in Missouri from time to time.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, any subsidiary or any ERISA affiliate, other than a Multi-Employer Plan.

 1.02.           Accounting Terms and Determinations.  Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by Lender and by Borrower’s independent certified public accountants) with the most recent audited financial statements of Borrower delivered to Lender.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Lender financial statements and other documents required hereunder setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change in GAAP.

ARTICLE II
THE LOANS

 2.01.           The Revolving Credit Loans.  Subject to all terms and conditions hereof, the Lender agrees to lend to the Borrower during the period of time beginning on the date hereof and ending on the Revolving Credit Maturity Date, such amount or amounts as the Borrower may from time to time request to borrow up to and including, but not exceeding at any time, Lender’s Revolving Credit Commitment for an outstanding aggregate principal amount owing to it of up to Six Million Dollars ($6,000,000), as the same may be decreased pursuant to the terms hereof (the “Revolving Credit”).  The Borrower may prepay all or any part of the Obligations outstanding under the Revolving Credit at any time, without notice and without penalty.  Any prepayment of the full amount of such Obligations shall include accrued interest thereon.  Upon any payment prior to the Revolving Credit Maturity Date of the Obligations under the Revolving Credit, Lender agrees to loan the Borrower from time to time during the period beginning upon the execution of this Agreement and ending on the Revolving Credit Maturity Date, an aggregate principal amount not to exceed the difference between (i) the then outstanding aggregate principal amount of the Borrower’s aggregate Obligations under the Revolving Credit, and (ii) the Revolving Credit Commitment; provided, however, that Lender shall have no obligation to make any Revolving Credit Loan under the Revolving Credit if a Default or an Event of Default has occurred and is then continuing.

At the time of execution hereof, any Authorized Officer of the Borrower shall execute a Note in the original principal amount of Six Million Dollars ($6,000,000).  The Note shall be due and payable in full on the Revolving Credit Maturity Date.  As the Borrower desires to obtain Loans pursuant to the Revolving Credit hereunder, an Authorized Officer of Borrower shall give Lender notice of the Borrower’s intention to borrow pursuant to the Revolving Credit as early as possible on or before the proposed date of borrowing.  Lender shall make disbursements upon the verbal request of the Borrower made telephonically or by electronic communication made by an Authorized Officer or an employee designated in writing by an Authorized Officer.  Lender may rely on any such verbal or electronic request received by it from a Person reasonably and in good faith believed by Lender to be an Authorized Officer or an employee designated by an Authorized Officer.  All borrowings and reborrowings shall be in amounts of not less than $50,000.  Repayments may be in any amount except for mandatory prepayments of Loans under the Revolving Credit as required by Section 2.03.  Upon compliance with all conditions of lending stated in this Agreement applicable to the Revolving Credit, Lender shall disburse the amount of the requested Loan under the Revolving Credit to the Borrower by depositing the same in Borrower’s primary deposit account at Lender, and the Borrower hereby authorizes the disbursement of Loans under the Revolving Credit in such manner.  All Loans made by Lender under the Revolving Credit and payments thereon made by the Borrower shall be recorded by Lender on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of Lender.  Such books and records shall be rebuttably presumed to be correct as to such matters.  All Obligations of the Borrower under the Revolving Credit shall be reduced by the Borrower to zero on the Revolving Credit Maturity Date.

Notwithstanding stated herein to the contrary, at no time shall the outstanding principal amount of all Revolving Credit Loans exceed (i)eighty percent (80%) of the total Qualified Accounts of the Borrower, plus (ii) fifty percent (50%) of the Borrower’s Qualified Inventory up to a maximum of $3,000,000, all as reported on the most recent Borrower’s Certificate delivered to the Lender as required herein.

Interest on the Loans.

(a)           Rates.

(i)           Revolving Credit Loans Rate of Interest.  Subject to all of the terms and conditions hereof, prior to the commencement of an Event of Default, the Revolving Credit Loans shall bear interest at a rate per annum equal to the rate set forth below, adjusted daily, but in no event less than three and one-half percent (3.5%).

Pricing Level	Debt/Tangible Net Worth	Rate
1	2.50:1, or higher	Prime Rate + ½%
2	1.51 to 2.49:1	Prime Rate
3	1.50:1, or less	Prime Rate – ½%

(ii)           The Borrower’s Debt to Tangible Net Worth shall be determined on a quarterly basis based on the Compliance Certificate delivered with respect to the immediately preceding fiscal quarter; provided, that if a Compliance Certificate is not delivered when due, Pricing Level 1 shall apply as of the first (1st) Business Day of the month following the date such Compliance Certificate was required to have been delivered (unless delivered prior thereto) and shall remain in effect until the date on which such Compliance Certificate is delivered.  Any change in the applicable rate shall be effective immediately upon delivery of such Compliance Certificate.

(iii)           Default Interest Rate.  The Loans will bear interest after and during the continuation of any Event of Default by adding two percent (2%) to the interest rate otherwise applicable thereto.

(b)           Calculation of Interest.  Interest shall be calculated by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding balance, multiplied by the actual number of days the principal balance is outstanding.

(c)           Determination of Interest Rates.  All determinations of interest rates applicable to Loans under this Agreement shall be determined by Lender and absent manifest error, be binding on the Borrower.

(d)           Interest Rate Limitation.  Notwithstanding the provisions of this Agreement or the other Loan Documents, in no event shall the amount of interest paid or agreed to be paid by Borrower exceed an amount computed at the highest rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Note or any other Loan Document, at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the amounts outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to Borrower if such principal and all other obligations of Borrower to Lender have been paid in full.

Payments.

(e)           Principal.   In the event that the maximum principal amount of Revolving Credit Loans which is outstanding under the Revolving Credit is at any time greater than the maximum amount which is then authorized to be outstanding thereunder, the Borrower will immediately, upon written notice from the Lender, pay to the Lender the difference between the outstanding principal amount and the principal amount then authorized to be outstanding thereunder plus all accrued interest thereon.  All outstanding principal is due and payable in full on the Revolving Credit Maturity Date.

(f)           Interest.  Interest on all the Revolving Credit Loans shall be payable monthly on the fifth (5th) day of each calendar month.  Any unpaid accrued interest is due and payable in full on the Revolving Credit Maturity Date.

(g)           Method of Payment.  All payments by the Borrower hereunder shall be made to Lender at its office at 1010 Grand Boulevard, Kansas City, Missouri 64106 and in immediately available funds, prior to 2:00 p.m. Kansas City time on the date of such payment.  All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present and future levies, imposts, duties, fees, charges, deductions withholdings, restrictions or conditions of any nature, including taxes imposed on the income of Lender imposed by any government or any political subdivision or taxing authority thereof.  Any payments received after 2:00 p.m. Kansas City time shall be deemed received upon the following Business Day.

(h)           Business Day.  If any payment of principal or interest on any Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next Business Day and interest shall be payable during such extension of maturity.

 2.02.           The Series A Bonds.  Subject to all terms and conditions hereof, the Lender shall purchase the Series A Bonds from Bank Midwest for the purchase price equal to the outstanding principal balance of $3,333,997.52 plus accrued, unpaid interest thereon through the Closing Date; provided, however, that the Lender shall have received written confirmation from the City of Olathe, the bond trustee and their counsel that all requirements for the transfer of the Series A Bonds to the Lender have been complied with and that the Lender shall hold good title to the Series A Bonds free and clear of all encumbrances or restrictions.  The purchase price for the Series A Bonds to be paid by the Lender must be less than 80% of the appraised value of the real estate securing the Series A Bonds.

ARTICLE III
CONDITIONS PRECEDENT

Lender’s obligation to Borrower to make any Loan pursuant to this Agreement shall be subject to compliance by Borrower with all of its obligations hereunder and to the following specific conditions:

 3.01.           Pledge of the Series D Bonds.  The holder of the Series D Bonds shall have executed an agreement for the benefit of Lender whereby such holder pledges the Series D Bonds to Lender as collateral security for the Loans (the “Bond Pledge Agreement”), in such form and substance satisfactory to Lender.

 3.02.           No Adverse Change in Business.  Except for items disclosed in writing to the Lender on or before the date hereof, Borrower shall not have experienced any material adverse change in its business, operations, financial condition or otherwise and no material litigation has been filed or threatened against it and no other material adverse event has occurred since the date hereof.

 3.03.           Representations.  The covenants, representations and warranties made herein shall be true and accurate as of the date hereof (except to the extent any representations or warranties as to the financial condition of Borrower relate solely to an earlier specified date).

 3.04.           Required Approvals and Consents.  All approvals required by the governing body, as the case may be, of Borrower for the execution of this Agreement, the borrowings contemplated hereunder and the execution of all Loan Documents to be executed hereunder have been obtained and shall be in full force and effect.

 3.05.           No Defaults.  Borrower shall be in compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred.

 3.06.           Other.  In addition to compliance with Sections 3.01 through 3.05 hereof, prior to the making of the first Loan, Borrower shall deliver to Lender:

(a)           Duly authorized and executed originals of this Agreement, the Security Agreement, the Note and the Bond Pledge Agreement, all in form and substance satisfactory to Lender;

(b)           Certified copies of Borrower’s organizational documents;

(c)           A certificate of good standing issued by the Secretary of State for the state of organization of Borrower within thirty (30) days of the Closing Date;

(d)           Certificates of good standing issued by the Secretary of State or equivalent public official or each other state or jurisdiction in which Borrower does business or owns any property, certifying as to its due qualification or registration and good standing under the laws of such state or jurisdiction; and

(e)           A certified or executed resolution of the governing body of Borrower duly authorizing the borrowing contemplated hereunder and the execution, delivery and performance of the Loan Documents and designating the Authorized Representative(s) by name and title and providing for each a specimen signature, in a form acceptable to Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender (which representations and warranties shall survive delivery of the Note and shall continue so long as any sums or other obligations remain outstanding under the Note or this Agreement) that:

 4.01.           Existence.  Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state of its respective organization.  Borrower is duly qualified and in good standing as a foreign legal entity, and authorized to do business, in all states and jurisdictions wherein the character of the properties owned or held by it or the business being transacted by it makes such qualification necessary except to the extent the failure to so qualify would not create a material adverse effect on the business or financial condition of Borrower.

 4.02.           Legal Power; Binding Effect.  Borrower has full legal power to carry on its business as now conducted, to make the borrowings herein provided for, to execute and deliver this

Agreement and the Note and to perform its obligations hereunder and thereunder.  Borrower has full legal power to execute and deliver all other documents and instruments referred to or mentioned herein and to perform its obligations thereunder.  This Agreement, the Note and other Loan Documents do, or when executed and delivered by Borrower will, constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity.

 4.03.           Authorization and Consents.  The borrowings herein provided for and the execution and delivery of this Agreement, the Note and all other Loan Documents and the performance of the obligations hereunder and thereunder, have been duly authorized and will not contravene any provisions of law or conflict with or breach or constitute a default under any indenture, agreement or security agreement to which Borrower is a party or by which Borrower is bound, or require the consent, approval or authorization of any Governmental Agency or third party.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof and except for filings or recordings of UCC financing statements with respect to the Collateral), or exemption by, any Governmental Authority is required in connection with the execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents.

 4.04.           Financial Statements.  The financial statements delivered to Lender, fairly present the financial condition of Borrower at such date and the results of Borrower’s operations for such period, and, except as previously disclosed to the Lender in writing, no material adverse change in the financial condition of Borrower has occurred since the date of such financial statements.

 4.05.           Litigation and Contingent Obligations.  Except as set forth on Schedule 4.05 hereto, there are no actions, suits or proceedings pending or threatened against Borrower at law or in equity, in any court or before any governmental department or agency.  None of the actions, suits or proceedings described in Schedule 4.05, individually or in the aggregate are reasonably likely to result in any material adverse change in the properties, assets, business or condition, financial or otherwise, of Borrower, or on the ability of Borrower to perform its obligations under this Agreement, the Note and the other Loan Documents.

 4.06.           Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is and all other such factual information hereafter furnished by or on behalf of Borrower to Lender will be true and accurate in every material respect on the date as of which such information is dated or certified and as of the date hereof, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

 4.07.           Tax Returns and Payment.  Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due.  There is no ongoing audit or other governmental investigation of the tax liability of Borrower and there is no unresolved claim by a taxing authority concerning it for any period for which returns have been filed or were due.

 4.08.           Title to Property.  Borrower has good and marketable title to all of its respective properties, and such properties are free and clear of all Liens, except Permitted Liens.

 4.09.           Licenses, Permits, etc.  Borrower owns, possesses or has the right to use all copyrights, licenses, trademarks, service marks, trade names, permits and other rights, necessary to operate its business and to carry on its businesses as presently conducted or as presently planned to be conducted.  Each of the foregoing is in full force and effect, and Borrower is in compliance in all material respects with all the terms and conditions of each of the foregoing, with no known conflict with the rights of others.  To the best of Borrower’s knowledge and belief, no event has occurred which permits, or after the giving of notice or the lapse of time, or both, would permit, the revocation or termination of any patents, copyrights, licenses, trademarks, service marks, trade names, permits or other rights so as to have a material adverse effect on the financial condition or business of Borrower.

 4.10.           Insurance.  Borrower is adequately insured for its benefit under policies issued by insurers of nationally recognized responsibility.  No notice of any pending or threatened cancellation or premium increase has been received by Borrower with respect to any of such insurance policies.  Borrower is in substantial compliance with all conditions contained in such insurance policies.

 4.11.           No Violation.  Borrower is not in violation of any term of its organizational documents or any term of any agreement, instrument, judgment, decree or order applicable to it, or in violation of any term of any statute, rule or governmental regulation applicable to it the violation of which might materially affect its business in an adverse manner.

 4.12.           Regulation U.  No part of the borrowings hereunder will be used to purchase or carry any margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit for the purpose of purchasing or carrying any margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System.  Neither the making of any borrowing hereunder, nor the use or the proceeds, will violate or be inconsistent with Regulations T, U or X of the Board of Governors of the Federal Reserve System.

 4.13.           Environmental Matters.  The business, operations and property, real and personal, of the Borrower complies in all respects with Environmental Laws, except where the failure to so comply would not (individually or in the aggregate) have a material adverse effect on the property, business or operations of Borrower.

 4.14.           No Default.  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could (i) adversely affect the validity or priority of the Liens granted in the Collateral under the Loan Documents; (ii)  materially and adversely affect the ability of Borrower to perform its obligations under the Loan Documents; (iv) constitute an Event of Default under any of the Loan Documents or an event which, with the giving of notice, passage of time, or both, would constitute such an Event of Default.

 4.15.           Pension and Welfare Plans.  Each Pension Plan and Welfare Plan of Borrower complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any ERISA affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA respectively; neither Borrower nor any ERISA affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any ERISA affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; neither Borrower nor any ERISA affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any ERISA affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any ERISA affiliate of any material liability, fine or penalty; and neither Borrower nor any ERISA affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.  Except as disclosed on the financial statements delivered by Borrower to Lender, neither Borrower nor any ERISA affiliate has any liability with respect to any Welfare Plan.

 4.16.           Labor Matters.  Borrower is not a party to any labor dispute which could reasonably be expected to have a material adverse effect on the properties, assets, business or condition, financial or otherwise, of Borrower.  There are no strikes or walkouts relating to any labor contract to which Borrower is subject.  Hours worked and payments made to the employees of Borrower have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable law dealing with such matters, the violation of which could reasonably be expected to have a material adverse effect on the properties, assets, business or condition, financial or otherwise, of the Borrower.  All payments due from Borrower in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on its respective books.

 4.17.           OFAC.  Borrower shall (i) ensure that no person or entity that owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

 4.18.           Business Loan.  The Loans, including interest rate, fees and charges as contemplated hereby, are business loans; the Revolving Credit Loans are exempted transactions under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loans do not, and when disbursed will not, violate the provisions of the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loans.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and until payment in full of all of Borrower’s Obligations under this Agreement, it will comply with each of the following provisions:

 5.01.           Organizational Existence/Compliance with Laws.  Borrower will do or cause to be done, all things necessary or appropriate to preserve and keep in full force and effect and in good standing its organizational existence, authority to continue to do business and conduct its operations and its rights now or hereafter possessed.  Borrower will comply with all applicable statutes, laws, ordinances, rules, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities.

 5.02.           Financial and Business Information.

(a)           Annual Report.  Borrower will furnish to Lender as soon as reasonably available after the end of each fiscal year beginning with the fiscal year ending April 30, 2010, (which year is being adopted by the Borrower), but in no event later than one hundred twenty (120) days following the end of its fiscal year, its respective financial statements including, at a minimum, a balance sheet, statements of income and owner’s equity and a statement of cash flows for such fiscal year, all of which shall have been audited by independent certified public accountants selected by Borrower and reasonably acceptable to Lender and prepared in conformity with GAAP.

(b)           Quarterly Reports.  Borrower will furnish to Lender as soon as reasonably available, but in no event later than thirty (30) days after the end of each calendar quarter commencing with October 31, 2009, copies of the unaudited balance sheet of Borrower and the related statement of operations for such quarter and year to date.

(c)           Other Financial Information.  Borrower further agrees to at all times keep accurate and complete records of its financial condition and of its assets, and it agrees that it will furnish to Lender, at Borrower’s expense, from time to time such other and further information regarding its financial condition as Lender may reasonably request, including upon such request by Lender, an opportunity or opportunities for employees or representatives of Lender to inspect, audit, check, examine and copy books and records of Borrower as well as to inspect all collateral and meet with representatives of Borrower to discuss the business and financial condition of Borrower.

(d)           Quarterly Compliance Certificates.  Within thirty (30) days after the end of each calendar quarter commencing with the quarter ending October 31, 2009, Borrower will furnish to Lender a Compliance Certificate of an Authorized Officer of Borrower in the form of Exhibit A attached hereto (i) setting forth in reasonable detail the calculations required to establish whether Borrower is in compliance with the requirements of Sections 5.11 and 6.07 on the last day of the calendar quarter to which such financial statements apply; and (ii) stating, to the best of his or her knowledge and belief after due inquiry and review of Borrower’s books and records, whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto.

(e)           Monthly Borrowing Base Certificates.  The Borrower will furnish to Lender a Borrowing Base Certificate within twenty (20) days after the end of each month commencing with November 30, 2009, in the form of Exhibit B attached hereto showing the Borrowing Base as of the last day of such month, such Borrowing Base Certificate to include a listing and aging of accounts receivable and a listing of inventory.

(f)           Notice of Material Adverse Events.  Borrower shall promptly give written notice to Lender of the occurrence of any and all Material Adverse Events.  For purposes hereof, “Material Adverse Event” means an event or condition which makes the payment of Borrower’s Obligations to Lender, when due, materially less likely.

 5.03.           Maintenance of Property.  Borrower shall:

(a)           Keep, preserve and maintain, its property and assets used or useful in the conduct of its businesses and cause the same to be kept in good repair, working order and condition (ordinary wear and tear excepted), and to make from time to time such repairs, renewals, replacements, additions and improvements thereto as management deems necessary and appropriate; and

(b)           Comply at all times in all material respects with the provisions of any and all material agreements to which it is a party, and shall suffer no loss, forfeiture, amendment or modification thereof or thereunder except for a loss, forfeiture, amendment or modification which would not have a material adverse effect of its business or financial condition.

 5.04.           Taxes, Debt and Claims.  Borrower will pay and discharge all taxes, assessments, governmental charges or levies invoked upon it or its income or profits or its property or assets and all Debt payable by it before the same shall be deemed in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon such property or assets or any part thereof, provided, however, that Borrower shall not be required to pay and discharge any such tax, assessment, charge, levy, claim or indebtedness so long as the validity thereof shall be contested in good faith by an appropriate proceeding, and the Borrower shall have set aside on its books adequate reserves to cover the contested item.  Borrower shall also faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon it by any and all other agreements securing or evidencing any Debt or pursuant to which such Debt was created or issued.

 5.05.           Location of Records.  The location of Borrower’s books and records shall be located at its address listed in the notice provisions of Section 9.01 hereof.  Such location shall not be changed by Borrower without giving written notice of the address of the new location to Lender at least thirty (30) days prior to such a change.

 5.06.           Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used by the Borrower for working capital and other general business purposes.

 5.07.           ERISA.  Borrower shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their properties or assets, and will promptly notify Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA) which might result in the termination of any Pension Plan or appointment of a trustee therefore.  Borrower shall also notify Lender of their intention to terminate any Pension Plan or withdraw therefrom unless it shall be in compliance with all terms and conditions of this Agreement after giving effect to any liability resulting from such termination or withdrawal.

 5.08.           Securities Restrictions.  Borrower shall comply with all restrictions regarding securities acquired with loan proceeds imposed by the Code and United States Treasury Regulations, including, without limitation, restrictions concerning subjection of the securities to a put, call or other option of buy-sell or similar arrangement.

 5.09.           Operating Accounts.  Borrower shall establish its primary operating accounts with Lender, and Borrower shall maintain its primary operating accounts with Lender until the Obligations are paid in full.

 5.10.           Listed on NASDAQ.  Borrower shall remain listed on the NASDAQ stock exchange or other like exchange and Borrower shall remain in strict compliance with all requirements for a publicly traded company.

 5.11.           Minimum Tangible Net Worth.  Borrower will maintain a minimum Tangible Net Worth of at least Five Million Dollars ($5,000,000), tested as of the end of each fiscal quarter through April 30, 2010, and thereafter the Borrower will maintain a  minimum Tangible Net Worth, tested as of the end of each fiscal quarter, of at least Five Million Five Hundred Thousand Dollars ($5,500,000).

ARTICLE VI
NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and until payment in full of all Borrower’s Obligations under this Agreement, it will comply with each of the following provisions:

 6.01.           Liens.  Except as otherwise provided herein, Borrower will not:

(a)           create or incur or suffer to be created or incurred or to exist any encumbrance, mortgage, pledge, hypothecation, Lien (statutory or other), charge, assignment, deposit arrangement, claim, security interests or other priority or preferential arrangement of any kind upon any of the Collateral, whether now owned or hereafter acquired, or upon the income or profits therefrom.

(b)           enter into or permit to exist any arrangement or charges or other security interests with respect to the Collateral, except to the extent any such prohibition is imposed by applicable law or a regulatory agency;

(c)           transfer any of the Collateral for the purpose of subjecting the same to any obligation in priority to payment of the Lender;

(d)           sell, assign, pledge or otherwise transfer for security any of its Accounts or Inventory, contract rights, general intangibles or chattel paper with or without recourse; provided, however, that it may create or incur or suffer to be created or incurred or to exist the following (collectively, “Permitted Liens”):

(i)           Liens in favor of Lender;

(ii)           Liens to secure taxes, assessments and other governmental charges or claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.04; and

(iii)           Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services.

 6.02.           Fundamental Changes.  Without Lender’s prior written consent, which will not be unreasonably withheld, Borrower will not amend its organizational documents; wind up, liquidate, or dissolve itself; reorganize, merge or consolidate with or into or sell, transfer, convey or lease all or any material part of its property, to another person or entity; sell or assign any accounts receivable; change its fiscal year; purchase or otherwise acquire all or substantially all of the assets of any corporation, partnership, or other entity or any shares or similar interest in any other entity; or make any material change in its senior executive management.

 6.03.           Conduct of Business.  Borrower will not materially alter the character in which it conducts business or the locations of such business or the nature of such business conducted at the date hereof.

 6.04.           Asset Disposition, etc.  Borrower will not sell, assign, lease, transfer, contribute, convey or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person, unless such sale, assignment, transfer, lease, contribution, conveyance or other disposition is in the ordinary course of its business without permission of Lender, which permission shall not be unreasonably withheld.

 6.05.           Other Agreements.  Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any other documents or instruments executed in connection herewith.

 6.06.           Acquisitions.  Borrower will not make any Acquisitions in an initial amount in excess of Two Million Dollars ($2,000,000) without the prior written consent of Lender and shall make no Acquisitions if an Event of Default exists hereunder.  Borrower will notify Lender of any Acquisition with an initial amount less than Two Million Dollars ($2,000,000).

 6.07.   Capital Expenditures.  Borrower shall not make Capital Expenditures, excluding Capital Expenditures for Acquisitions, in any fiscal year in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.  Borrower is approved for annual capital expenditures of Five Hundred Thousand Dollars ($500,000) or less.

ARTICLE VII
THE COLLATERAL

The Obligations of Borrower to Lender shall be secured by the liens and security interests granted by Borrower to Lender in the Collateral under the Security Agreement any other documents executed by Borrower now or at any time hereafter in favor of and delivered to Lender for the purposes of securing Borrower’s Obligations.  The Obligations of Borrower to Lender also shall be secured by the Bond Pledge Agreement executed by the holder of the Series 2006D Bonds.

ARTICLE VIII
DEFAULT

 8.01.           Events of Default.  The occurrence of one or more of the following events (“Events of Default”) shall constitute an Event of Default by the Borrower hereunder:

(a)           Nonpayment of interest or principal or any other amounts due hereunder when payment is due as herein provided; or

(b)           Any representation or warranty made by Borrower herein or in any writing furnished in connection with or pursuant to this Agreement or the other Loan Documents shall prove to be false in any material respect as of the date on which it is made; or

(c)           A breach by Borrower in the performance or observance of any agreement, term, covenant or condition contained herein or in any other Loan Document (other than in (a) above), and such breach shall not have been remedied within thirty (30) days after written notice thereof shall have been given by Lender to the Borrower; or

(d)           Any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

(e)           Default in the performance of the obligations of Borrower on any other note, agreement (including but not limited to security agreements), or obligations owed to Lender which is not remedied within thirty (30) days after written notice thereof shall have been given by the Lender to the Borrower; or

(f)           Any material default by Borrower under any other contract for borrowed money which entitles the obligee to accelerate the maturity thereof, or any failure by Borrower to pay any indebtedness when due, whether by acceleration or otherwise in each case subject to any cure period contained in the document evidencing the obligation; or

(g)           Commencement by Borrower of a voluntary case under the Bankruptcy Act or similar law, federal or state, whether now or hereafter existing; or a trustee or receiver shall be appointed for Borrower or all or a substantial part of its properties in any involuntary proceeding, or any court shall have taken any jurisdiction of all or a substantial part of the properties of Borrower in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of the business of Borrower and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise within sixty (60) days; or Borrower shall file a petition or answer consenting to or acquiescing in a petition against the Borrower in bankruptcy or under any chapter of the Bankruptcy Act or any similar law, state or federal, whether now or hereafter existing, or such petition filed against the Borrower shall be approved and not vacated or stayed within sixty (60) days; or Borrower shall become insolvent, or shall make an assignment of the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all its properties or a substantial part thereof, or shall have failed within thirty (30) days to pay a bond or otherwise discharge any judgment or attachment which is not stayed on appeal or otherwise being contested in good faith; or

(h)           Borrower suffers any judgment, writ of attachment or execution or similar process to be issued or levied against all or a significant part of its property and which is not released, stayed, bonded or vacated within thirty (30) days; or

(i)           One or more final judgments or decrees shall be entered against Borrower involving, in the aggregate, a liability (not covered by collectible insurance) of $100,000 or more and all such judgments or decrees shall not have been vacated, satisfied, discharged or stayed or bonded pending appeal within thirty (30) consecutive days from the entry thereof.

 8.02.           Remedies.  Upon an Event of Default, Lender may accelerate the maturity of the Loans, with or without notice, and Lender may resort to any and all security and to any remedy existing at law or in equity for the collection of the Loans according to its tenor and enforcement of the covenants and provisions hereof, and Lender’s resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy.  In addition to the remedies provided herein, in the event the Loans, or any portion thereof, are due and payable, or upon an Event of Default, Lender shall have the right of setoff, without demand or notice to anyone, against the funds of Borrower on deposit with it.

 8.03.           Expenses of Collection.  All out-of-pocket costs, expenses and liabilities incurred by Lender in collecting or attempting to collect on the Loans, including costs and expenses incurred in proposing or selling or otherwise deriving upon any security, and all reasonable attorneys’ fees in connection with such matters, shall constitute a demand obligation of Borrower and shall bear interest from the date of expenditure until paid at the per annum rate of two percent (2%) in excess of the Prime Rate.

 8.04.           Waiver.  Any waiver of an Event of Default by Lender shall not extend to or affect any subsequent Event of Default.

ARTICLE IX
MISCELLANEOUS

 9.01.           Notices.  All notices hereunder shall be deemed to be received upon receipt by hand delivery, by courier or three (3) days after being deposited in the U.S. Mail addressed to any party hereto at the following mailing addresses or by confirmed telefax electronically to the following telefax numbers or such other address or telefax number as, from time to time, any party identifies in a written notice to the others given pursuant to this Section 9.01 at least thirty (30) days prior to the effective date of such new address:

If to Lender:
UMB Bank, N.A.
1010 Grand Boulevard
Kansas City, Missouri 64106
Attention:  Scott Heady
Fax No.:  (816) 860-7143

With a copy to:
Elizabeth Fast, Esq.
Spencer Fane Britt & Browne LLP
1000 Walnut Street, Suite 1400
Kansas City, Missouri 64106-2140
Fax No.:  (816) 474-3216

If to Borrower:
Elecsys Corporation
846 N. Mart-Way Court
Olathe, Kansas  66061
Attention:  Todd Daniels
Fax No.:   (913) 982-5766

With a copy to:
Husch Blackwell Sanders, LLP
4801 Main Street, Suite 1000
Kansas City, Missouri  64112
Attention:  Steve Carman
Fax No.:  (816) 983-8080

No notice sent by telefax shall be deemed to be received until confirmation of its receipt is received.

 9.02.           No Waivers.  No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial modification or waiver of any provision of this Agreement or of the Note executed hereunder or a single or partial exercise of any such right, power or privilege preclude any other or further exercise of such or of any other right, power or privilege.

 9.03.           Offsets.  Borrower specifically agrees that upon the occurrence of an Event of Default, and if such Event of Default is continuing, Lender shall be entitled to exercise any right of setoff or banker’s lien at any time, irrespective of the stated maturity of the Note executed hereunder evidencing the Obligations of Borrower to Lender, and irrespective of the fact that Lender has not given any notice with respect thereto.

 9.04.           Missouri Law.  This Agreement, the Note and each Loan Document issued hereunder shall be deemed to be contracts made under and shall be construed in accordance with the laws of the state of Missouri (“Governing Law”).

 9.05.           Severability.  In the event any one or more of the provisions of this Agreement or of the Note executed and delivered hereunder shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 9.06.           Counterparts/Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but when taken together shall constitute but one agreement.  The exchange of copies of this Agreement, the Note, and the other Loan Documents and of the signature pages to each by facsimile transmission shall constitute effective execution and delivery of this Agreement, the Note and the other Loan Documents as to the parties and may be used in lieu of the originals thereof for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

 9.07.   Titles and Headings.  All titles and headings which are used in this Agreement are used solely for the convenience of the parties hereto and are not part of the agreement of the parties.

 9.08.           Assignment.  This Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Borrower nor Lender may assign any rights hereunder without the prior written consent of the other; and provided further that Borrower acknowledges and agrees that Lender may, without notice, grant one or more participation interests in any of the obligations of Borrower hereunder to any other lender.

 9.09.           Expenses.  Borrower agrees to pay all out of pocket expenses, including attorneys fees, incurred by Lender in connection with the preparation and amendment of this Agreement and the enforcement of the rights of Lender in connection with this Agreement, the Note executed and delivered pursuant hereto and in connection with any amendment, extension or renewal thereof, or waivers thereunder.

 9.10.           Waiver of Jury Trial.  IN THE EVENT OF ANY DISPUTE BETWEEN BORROWER AND LENDER RELATED IN ANY WAY TO THIS AGREEMENT WHICH BECOMES THE SUBJECT OF ANY JUDICIAL PROCEEDING IN ANY COURT OF LAW, BORROWER AND LENDER HEREBY EACH WAIVE ANY RIGHT WHICH THEY MAY RESPECTIVELY HAVE TO A TRIAL BY JURY.

 9.11.           Incorporation by Reference / Conflicts Between Documents.  The Note and the other Loan Documents are hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is hereby made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the Note and the other Loan Documents to the same extent and effect as if fully set forth herein.  All Exhibits and Schedules hereto are incorporated herein by reference.  To the extent of any conflict between the provisions of the Note or any other Loan Document and any of the provisions hereof, the provisions of this Agreement shall control.

 9.12.           Prior Agreements Superseded/Complete Agreement/Statutory Statements.  This Agreement and all documents referred to herein contain the entire agreement of the parties hereto with respect to the subject matter hereof.

 9.13.           STATUTORY STATEMENT.   MO. REV. STAT. SECTION 432.047.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY ON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THIS SECURED LOAN AGREEMENT.  TO PROTECT THE BORROWER AND LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE BORROWER AND LENDER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE BORROWER AND LENDER EXCEPT AS THE BORROWER AND LENDER MAY LATER AGREE IN WRITING TO MODIFY IT.

 9.14.           U.S.A. PATRIOT ACT NOTICE.  Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act (Title III of Pub. L 107-56 signed into law October 26, 2001 (the “Act”)), it is required to obtain, verify, and record information that identifies the Borrower which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the Act.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first stated above.

UMB BANK, N.A. By: _____________________________ Name: ___________________________ Title: ____________________________	ELECSYS CORPORATION By: _____________________________ Name: ___________________________ Title: ____________________________

EXHIBIT A

Compliance Certificate
_____________________, 20___

UMB Bank, N.A.
1010 Grand Boulevard
Kansas City, Missouri  64106
Attention:  Scott Heady

Ladies and Gentlemen:

Reference is hereby made to that certain Secured Loan Agreement dated as of October 30, 2009, by and between you and the undersigned, as the same may from time to time amended, modified, extended, renewed or restated (the “Loan Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

The Borrower hereby certifies to Lender that as of the date hereof:

(a)           except as set forth below, all of the representations and warranties made by Borrower in the Loan Agreement and/or in any other Loan Document are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof:

Exceptions:

(b)           except as set forth below, no Default or Event of Default under or within the meaning of the Loan Agreement has occurred and is continuing:

Exceptions:

(c)           the financial statements of Borrower delivered to you with this letter are true, correct and complete and have been prepared on a financial basis consistently applied (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures).

Attached hereto as Schedule 1 is a calculation of the financial covenants contained in the Loan Agreement calculated as of the end of the immediately preceding fiscal quarter.

Very truly yours, ELECSYS CORPORATION By: _______________________________ Name: _____________________________ Title: ______________________________

A-1

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

As of _______________, 20___:

1.           Borrower’s Tangible Net Worth is $________________.   (Section 5.11)

2.           During Borrower’s 20___ fiscal year, Borrower’s aggregate Capital Expenditures equal $_______________.  (Section 6.07)

A-2

EXHIBIT B

INVENTORY AND ACCOUNTS SECURITY AGREEMENT

BORROWING BASE CERTIFICATE

Date:
UMB Bank, N.A.

Ladies and Gentlemen:

Pursuant to the Secured Loan Agreement dated October 30, 2009, between the undersigned Borrower and UMB Bank, N.A. (the “Bank”) and all amendments thereto, if any (the “Agreement”), Borrower hereby certifies as to the following as of the above date:

1.
The Bank has a perfected, first security interest in all of Borrower’s Inventory and Accounts, including but not limited to the Qualified Accounts, and in all other items of collateral and in Borrower’s Records as provided by the Agreement.  Borrower’s accounts are evidenced by invoices or by schedule delivered to the Bank concurrently herewith, together with an aging analysis of the accounts.  If invoices evidencing accounts have previously been delivered to the Bank, such invoices are deemed redelivered herewith and the accounts evidenced thereby fully subject to all matters certified herein.  The unpaid face amount of all of Borrower’s accounts evidenced either by schedules or by invoices physically delivered to the Bank concurrently herewith is
$____________
2.	The lower of cost or market value of all of Borrower’s Inventory is:		$____________
3.	The lower of cost or market value, of all of the Borrower’s Qualified Inventory is		$____________
4.	a.	The unpaid face amount of all Borrower’s Accounts is	$____________
	b.	The unpaid face amount of accounts classified as unqualified is	$____________
	c.	The unpaid face amount of Borrower’s Qualified Accounts is	$____________
5.	The total of 50% of Borrower’s Qualified Inventory up to $3,000,000 at the lower of cost or market value and 80% of the unpaid face amount of Borrower’s Qualified Accounts is		$____________
6.	Borrower is not in default under the Agreement, or on any of the Loans made thereunder, or on any other liability to the bank.
As used herein, all terms have the same meanings provided in the Agreement.

Yours truly, ELECSYS CORPORATION By: _______________________________ Name: _____________________________ Title: ______________________________

B-1